Exhibit 99.1
FOR IMMEDIATE RELEASE:
TRUEBLUE REPORTS 2012 FIRST QUARTER RESULTS
TACOMA, WA. – April 25, 2012 - TrueBlue, Inc. (NYSE:TBI) today reported revenue for the first quarter of 2012 of $311 million, an increase of 13 percent compared to revenue of $274 million for the first quarter of 2011. Net income for the quarter was $1.5 million or $0.04 per diluted share, compared to net income of $0.8 million or $0.02 per diluted share for the first quarter of 2011.

“We had another quarter of solid execution across the business,” said TrueBlue CEO Steve Cooper. “Customers continue to want a flexible workforce and a partner to increase productivity. We are meeting their needs with our vertical market strategy, which centers on enhancing the value we provide to customers through our expertise in their industries. I am also extremely pleased with the efforts and quality of service provided by employees throughout our organization.”

For the second quarter of 2012, TrueBlue estimates revenue in the range of $350 million to $360 million and net income per diluted share for the quarter of $0.22 to $0.27.

Management will discuss first quarter 2012 results on a conference call at 2 p.m. (PT), today, Wednesday, April 25. The conference call can be accessed on TrueBlue's web site: www.trueblueinc.com
About TrueBlue
TrueBlue, Inc. is a leading provider of blue-collar staffing. In 2011, TrueBlue connected approximately 325,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline, and served approximately 175,000 businesses in the retail, wholesale, manufacturing, transportation, aviation, services, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue's website at www.trueblueinc.com.
Cautionary Note About Forward-looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements.  Examples of such factors can be found in our reports filed with the SEC, including the information under the heading 'Risk Factors' in our Annual Report on Form 10-K for the year ended Dec. 30, 2011. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Contacts
Derrek Gafford, EVP & CFO
253-680-8214
Stacey Burke, VP of Corporate Communications
253-680-8291

TRUEBLUE, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	13 Weeks Ended
	March 30,	April 1,
	2012	2011
Revenue from services	$311,187	$274,300
Cost of services	231,952	204,269
Gross profit	79,235	70,031
Selling, general and administrative expenses	72,082	65,159
Depreciation and amortization	4,768	3,922
Income from operations	2,385	950
Interest and other income, net	264	308
Income before tax expense	2,649	1,258
Income tax expense	1,119	492
Net income	$1,530	$766

Net income per common share:
Basic	$0.04	$0.02
Diluted	$0.04	$0.02
Weighted average shares outstanding:
Basic	39,425	43,460
Diluted	39,914	43,854

TRUEBLUE, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)
	March 30,	December 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$125,005	$109,311
Accounts receivable, net	144,388	153,878
Other current assets	15,434	17,426
Total current assets	284,827	280,615
Property and equipment, net	56,296	56,239
Restricted cash and investments	130,724	130,498
Other assets, net	94,165	93,417
Total assets	$566,012	$560,769
Liabilities and shareholders’ equity
Current liabilities	$112,390	$112,289
Long-term liabilities	153,625	154,901
Total liabilities	266,015	267,190
Shareholders’ equity	299,997	293,579
Total liabilities and shareholders’ equity	$566,012	$560,769

TRUEBLUE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	13 Weeks Ended
	March 30,	April 1,
	2012	2011
Cash flows from operating activities:
Net income	$1,530	$766
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	4,768	3,922
Provision for doubtful accounts	1,049	576
Stock-based compensation	2,902	2,575
Deferred income taxes	(1,006)	690
Other operating activities	(401)	(527)
Changes in operating assets and liabilities:
Accounts receivable	8,441	(12,294)
Income taxes	1,037	(1,264)
Other assets	1,076	458
Accounts payable and other accrued expenses	(2,644)	(2,547)
Accrued wages and benefits	1,513	3,695
Workers' compensation claims reserve	(876)	(542)
Other liabilities	303	(103)
Net cash provided by (used in) operating activities	17,692	(4,595)

Cash flows from investing activities:
Capital expenditures	(3,704)	(1,691)
Change in restricted cash and cash equivalents	3,529	(635)
Purchase of restricted investments	(7,662)	(3,106)
Maturities of restricted investments	3,907	—
Net cash provided by (used in) investing activities	(3,930)	(5,432)

Cash flows from financing activities:
Net proceeds from sale of stock through options and employee benefit plans	2,894	424
Common stock repurchases for taxes upon vesting of restricted stock	(1,087)	(1,460)
Payments on debt	—	(103)
Other	637	541
Net cash provided by (used in) financing activities	1,724	(598)
Effect of exchange rates on cash	208	262
Net change in cash and cash equivalents	15,694	(10,363)
CASH AND CASH EQUIVALENTS, beginning of period	109,311	163,153
CASH AND CASH EQUIVALENTS, end of period	$125,005	$152,790